Exhibit 4

EXECUTION COPY

AMENDED AND RESTATED MUTUAL SHAREHOLDER RELEASE

AMENDED AND RESTATED MUTUAL SHAREHOLDER RELEASE (this “Shareholder Release”), dated October 24, 2014, amending and restating the shareholder release, dated as of November 13, 2013, entered into by and among Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at Piazza degli Affari, 2, Milan, Italy (“TI”), Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Atrium 3111, Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”, each a “Seller”), W de Argentina - Inversiones S.L., a company duly organized and existing under the laws of the Kingdom of Spain with its registered office at Calle Emilio Calzadilla no. 5, 3° Piso, Santa Cruz de Tenerife, Spain (“Los W”), Los W S.A., a company duly organized and existing under the laws of Argentina, the guarantor company of Los W, with its registered offices at Avenida Madero 900, Buenos Aires, Argentina (“Los W Guarantor Company”); and Messrs. Daniel Werthein, Adrián Werthein, Gerardo Werthein and Darío Werthein (the “Los W Controlling Shareholders”, together with Los W and Los W Guarantor, the “Los W Parties”, and each a “Los W Party”). Capitalized terms used but not defined herein have the respective meanings set forth in the Amended SPA (as defined below).

WHEREAS, the Purchaser, the Sellers and TAR have entered into an amended and restated stock purchase agreement, dated as of the date hereof (as further amended from time to time by agreement among the parties thereto (or, if any amendment thereto results in any change or limitations of any rights and obligations of any of the Los W Parties under the Shareholders’ Agreement or the By-laws of Sofora (other than as agreed herein), by the parties thereto with the consent of the Los W Parties), the “Amended SPA”), a copy of which as of the date hereof is attached as Exhibit A hereto, pursuant to which the Purchaser and Sellers have amended and restated their rights and obligations under the original share purchase agreement among the Purchaser, the Sellers and TAR, dated November 13,2013, with respect to the sale of all of the Sellers’ direct and indirect ownership interest in TEO;

WHEREAS, the Amended SPA contemplates the sale of the Minority Sofora Shares to the Purchaser on the Interim Transfer Date;

WHEREAS, the Amended SPA further contemplates the sale of the Majority Sofora Shares to the Purchaser on the Closing Date or, if the Closing Date has not occurred as of the Outside Date and the Sellers so elect, to an Adequate Purchaser on the Third Party Closing Date;

WHEREAS, the Purchaser has executed, and the Los W Parties and the Sellers have agreed and accepted, an amended and restated deed of adherence (the “Deed of Adherence”), dated as of the date hereof and effective as of the Interim Transfer Date, to the Shareholders’ Agreement, dated as of August 5, 2010, by and among the Sellers and the Los W Parties (as amended from time to time, the “Shareholders’ Agreement”);

WHEREAS, the parties hereto desire that, effective as of Closing, the Sellers’ various rights and obligations under the Shareholders’ Agreement will terminate;

WHEREAS, in connection with the transactions contemplated by the Amended SPA, (i) the Los W Parties have executed a waiver, dated as of the date hereof, to facilitate the consummation of the transactions contemplated by the Amended SPA in their entirety, including a waiver of their first refusal and tag along rights under the Shareholders’ Agreement and the bylaws of Sofora Telecomunicaciones S.A., a company duly organized and existing under the laws of the Republic of Argentina (“Sofora”) (the “Waiver”); and (ii) the Sellers and Los W Parties have entered into an amended and restated memorandum of understanding, dated as of the date hereof, with respect to a waiver by the Sellers and amendment of certain drag-along rights under the Shareholders’ Agreement in connection with the Sales (the “Drag Waiver MOU”); and

WHEREAS, conditional on Closing or the closing of Third Party Sale, the Sellers and the Los W Parties each intend to release the other from all liability under, and waive any claims related to or arising out of, the Shareholders’ Agreement that might have accrued as of such time, except for any claim arising out of a party’s willful breach of its obligations under the Shareholders’ Agreement occurring between the date hereof and the earlier of (i) the Closing Date and (ii) the Third Party Closing Date (such time, the “Release Date”).

NOW THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       Termination of the Sellers’ Rights and Obligations under the Shareholders’ Agreement.  The parties to the Shareholders’ Agreement hereby agree that, effective as of the Release Date, all of the Sellers’ rights, liabilities and obligations, and those of their respective Affiliates, under or relating to the Shareholders’ Agreement shall be terminated and shall have no further force or effect.

2.       Mutual Releases.  Each of the Los W Parties, on one hand, and the Sellers, on the other hand, for itself and its affiliates, successors, and assigns (collectively, the “Releasing Party”) hereby, conditional upon and effective as of the Release Date, irrevocably and unconditionally, releases, acquits, forever discharges and covenants not to, and also to cause its affiliates not to, sue the other party, any of such other party’s successors and assigns, past and present employees, directors, officers, members and supervisory committee members, and any of such other party’s affiliates (other than any TEO Company), (collectively, the “Releasees” and each individually a “Releasee”), jointly and severally, from and with respect to any and all actions, causes of action, suits, liabilities, obligations, claims, and demands, of whatsoever kind and nature, character and description, whether in law or in equity, whether sounding in tort, contract or law, whether asserted or unasserted, whether known or unknown, of which the Releasing Party has or may have a claim, from the beginning of time, now, or in the future against any Releasee arising from any event, transaction, matter, circumstance or fact related to (i) their equity participation in Sofora, or in any other TEO Company; (ii) the management of Sofora or of any other TEO Company, and its, direct and indirect, subsidiaries; (iii) subject to Section 3 below, any breach of the Shareholders’ Agreement, the by-laws of Sofora or of any TEO Company, the Share Purchase Agreement between TII, the Los W Parties and WAI INVESTMENTS I LLC, dated August 5, 2010, or the Share Purchase Agreement between the Sellers and the Los W Parties, dated March 9, 2011, pursuant to which Share Purchase Agreements the Sellers acquired Sofora shares from the Los W Parties and/or (iv) the execution, delivery and performance by the Sellers or the Los W Parties, as applicable, of the Amended SPA and all related documents, including the Waiver, the Purchaser Release, the Note Purchase Agreement, dated as of the Amendment Date, between TII and the Purchaser, the Note issued by TII, dated as of the Interim Transfer Date, the Note Pledge Agreement, the Letter Agreement, dated as of the Amendment Date, among the Sellers, the Purchaser and the Los W Parties, the Minority Sofora Pledge, the Deed of Adherence, the Drag Waiver MOU and this Shareholder Release; provided, however, that none of the abovementioned mutual releases shall apply to the extent set forth in Section 3.  For the avoidance of doubt, the Releasing Party intends its release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law with respect to the matters covered thereby (including, with respect to Los W Parties’ release of the Sellers, any claims or potential claims that the Los W Parties may have in connection with TAR’s Letter of Undertaking, dated March 29, 2012).  Notwithstanding the foregoing, nothing herein shall release any party from claims for enforcement of their contractual rights under the Waiver, the Deed of Adherence, the Drag Waiver MOU and this Shareholder Release.

3.       Limitation on Release. The mutual releases in Section 2 above shall not extend to any willful breach by any of Releasees of their respective obligations under the Shareholders’ Agreement and the “Compromiso” undertaken by TI, TII and Los W Parties and accepted by the of Argentine Comision Nacional de Defensa de la Competencia on October 4, 2010, that occurs between the date hereof and the Release Date where the breaching Releasee has received written notice thereof (the “Breach Notice”) from the Releasing Party prior to the Release Date and such willful breach has not been remedied by the applicable Releasee within fifteen (15) days of its receipt of the Breach Notice. Additionally, the mutual releases in Section 2 above shall not extend to cover either the Purchaser or the Guarantor, or their successors or assigns, as a Releasee in their capacity as a successor or assign of any Los W Party under any circumstances.

4.       Deliverable.  Unless a Breach Notice has been delivered in accordance with Section 3 above and the applicable Releasee has failed to remedy the breach within the fifteen- (15-) day period, each of the Releasing Parties shall deliver a written acknowledgement to the Releasee on the Release Date that no willful breach by such Releasee exists that would have been excepted under Section 3 from the mutual release under Section 2 hereof.

5.       Governing Law.  This Shareholder Release, the legal relations between the parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or public authority, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Shareholder Release shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

6.       Arbitration.  Any dispute, claim or controversy arising from, relating to, or in connection with this Shareholder Release, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the parties. Each party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Shareholder Release. The arbitral tribunal shall consist of three arbitrators. Each party shall nominate one arbitrator, the party requesting arbitration concurrently with such request and the other party within fifteen (15) calendar days from receipt of the request for arbitration.  In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the ICC within this time period, upon request of either party, such arbitrator shall instead be appointed by the ICC within fifteen (15) calendar days receiving such request in accordance with the Rules of Arbitration.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties and the ICC in writing of such nomination within fifteen (15) calendar days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties and the ICC of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within fifteen (15) calendar days of receiving such request in accordance with the Rules of Arbitration.  The third arbitrator shall serve as Chairman of the arbitral tribunal.  The place of arbitration shall be Paris, France.  The language of the arbitration shall be English.  No arbitrator shall be an employee, officer or director of either party or of their respective affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The decision of a majority of the arbitrators shall be final and binding on the parties and their respective successors and assigns and the parties waive any form of challenge against it. The arbitral tribunal shall determine the proportions in which the parties shall pay the fees and expenses of the arbitral tribunal. The arbitral tribunal shall not have the authority to award punitive damages.  The parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  The parties agree that either party may seek conservatory or similar emergency interim relief in aid of arbitration, including but not limited to a temporary restraining order or preliminary injunction or attachment in aid of the arbitration and may do so in any court of competent jurisdiction located in the State of New York at any time prior to the constitution of the panel and the parties hereby consent to the jurisdiction of any such court.  If such emergency or interim relief is sought after the constitution of the arbitration panel, such relief may be sought only before the arbitral tribunal and, after the constitution of the arbitration panel, each party waives any rights they might possess to have those matters litigated in a court or jury trial.  Each party’s agreement to this arbitration is voluntary.  For the purposes of Sections 3 and 4, the Sellers, on one hand, and the Los W Parties on the other hand, shall each be considered as a single party, respectively.

7.       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS TERMINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.       Successors and Assigns.  This Shareholder Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

9.       Amendment and Modification.  This Shareholder Release may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties expressly stating that such instrument is intended to amend, modify or supplement this Shareholder Release.

10.       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed), sent by electronic mail with receipt requested or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to the Los W Parties:

W de Argentina – Inversiones S.L.
Av. Eduardo Madero 900, Piso 10,
C1106ACV-- Buenos Aires,
Argentina
Tel.: (54 11) 4316 9000
Fax:  (54 11) 4316 9079
Attn.: Gerardo Werthein
Cc.:  Eduardo Bauer
Email: ebauer@angelillo-bauer.com.ar

If to Sellers, to:

Telecom Italia
Antonino Cusimano
General Counsel
Corso d'Italia, 41 – 00198 Roma
Phone +39 06 3688 2720
Via Negri, 1 – 20123 Milano
Phone +39 02 8595 4040

Copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Joseph Rinaldi
Email: joseph.rinaldi@davispolk.com
Tel: 212 450 4805

11.       Severability.  Any term or provision of this Shareholder Release that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

12.       Headings.  The titles and headings to sections contained in this Shareholder Release are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Shareholder Release.

13.       [Reserved]

14.       Entire Agreement; Third Party Beneficiaries.  The Waiver, the Deed of Adherence, the Drag Waiver MOU, this Shareholder Release and the agreements referred to herein and therein constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Other than as explicitly set forth herein, this Shareholder Release is not intended to confer any rights or remedies upon any Person other than the parties hereto.

15.       Equitable Relief.  It is hereby agreed and acknowledged by the parties that money damages may be an inadequate remedy for a failure to comply with any of the obligations imposed by this Shareholder Release and that, in the event of any such failure, an aggrieved party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Shareholder Release, none of the parties shall raise the defense that there is an adequate remedy at Law.

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IN WITNESS WHEREOF, this Shareholder Release has been duly executed and delivered by the undersigned to the Sellers and the Los W Parties as of the date first above written.

Telecom Italia S.p.A.

By:	/s/ Andrea Balzarini
	Name:	Andrea Balzarini
	Title:	Authorized Representative

Telecom Italia International N.V.

By:	/s/ Francesco S. Lobianco
	Name:	Francesco S. Lobianco
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Mutual Shareholder Release]

W de Argentina – Inversiones S.L.
Gerardo Werthein

/s/ Gerardo Werthein

Los W Guarantor Company
Gerardo Werthein

/s/ Gerardo Werthein

Los W Controlling Shareholders

Dario Werthein	Daniel Werthein

/s/ Dario Werthein	/s/ Daniel Werthein

Adrian Werthein	Gerardo Werthein

/s/ Adrian Werthein	/s/ Gerardo Werthein

[Signature Page to Amended and Restated Mutual Shareholder Release]